Exhibit 10.32

AMENDMENT NUMBER ONE TO

SEVERANCE, PROPRIETARY INTEREST PROTECTION AND

NON-SOLICITATION AGREEMENT

WHEREAS, Rewards Network Establishment Services Inc. (the “Company”) and Robert Wasserman (the “Executive”) have heretofore entered into a Severance, Proprietary Interest Protection and Non-Solicitation Agreement dated as of June 14, 2005 (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement to comply with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, pursuant to Section 13 of the Agreement, the Agreement is hereby amended as follows, effective as of January 1, 2009:

1. Section 1(a) of the Agreement is hereby amended to read as follows:

(a) If (i) Executive’s employment is terminated by the Corporation for any reason other than Cause (as defined below), disability or death, or (ii) Executive resigns from employment for Good Reason (as defined below), then Executive shall be entitled to the continued payment of his base salary (at Executive’s salary rate on the termination date) for a period of six months, plus one additional month for each complete year of service with the Corporation, with a maximum period of 12 months, beginning on the date of termination and payable on the Corporation’s regularly scheduled payroll dates; provided that no such payments shall be made unless and until Executive executes and delivers to the Corporation, not later than 45 days after Executive’s date of termination, a Severance and Release Agreement in form and substance satisfactory to the Corporation (a “Severance Agreement”), and does not revoke such Severance Agreement within the period, if any (not more than seven days), permitted by the Corporation, which Severance Agreement shall contain a general unconditional release of the Corporation, non-compete and non-solicit covenants similar to those found in Section 9 hereof, and a non-disparagement covenant.

2. Section 1 of the Agreement is hereby amended by adding the following new subsections (c) and (d) at the end thereof:

(c) “Good Reason” means the occurrence of an event constituting a diminution in Executive’s duties resulting from a change of control event (as defined in the Corporation’s Long-Term Incentive Plan); provided that Executive shall not be permitted to resign for Good Reason unless he delivers written notice of such event to the Corporation within 30 days after the occurrence thereof, and the Corporation fails to remedy such event within 90 days after receipt of such notice.

(d) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Executive has executed this instrument as of the 22nd day of December, 2008.

Rewards Network Establishment Services Inc.

By:	/s/ Ronald L. Blake

/s/ Robert Wasserman
Robert Wasserman

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